UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____ )
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CAPITALSOUTH BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS AND INTERNET AVAILABILITY OF PROXY MATERIALS
STOCKHOLDERS ELIGIBLE TO VOTE
PROPOSAL NO. 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
PRINCIPAL STOCKHOLDERS
PROPOSAL NO. 2: APPROVAL AND RATIFICATION OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
PROPOSAL NO. 3: AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 7,500,000 TO 16,500,000
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
HOUSEHOLDING
GENERAL INFORMATION

2340 WOODCREST PLACE
BIRMINGHAM, ALABAMA 35209
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
AND INTERNET AVAILABILITY OF PROXY MATERIALS
TO OUR STOCKHOLDERS:
          The Annual Meeting of Stockholders of CapitalSouth Bancorp will be held at the principal executive office of CapitalSouth Bancorp, 2340 Woodcrest Place, Birmingham, Alabama on Thursday, June 5, 2008, at 5:00 p.m., Central Time, for the following purposes:
(1)	To elect three (3) persons to the Board of Directors of CapitalSouth, each person to serve a three-year term and until such person’s successor is duly elected and qualified (the Board of Directors recommends a vote “For” each of the nominees);

(2)	To ratify the selection of KPMG LLP as CapitalSouth’s independent auditors for the fiscal year ending December 31, 2008 (the Board of Directors recommends a vote “For” ratification);

(3)	To amend the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 7,500,000 to 16,500,000 (the Board of Directors recommends a vote “For” the amendment); and

(4)	To transact such other business as may properly come before the meeting.
          CapitalSouth common stock holders of record at the close of business on April 7, 2008 are entitled to notice of and to vote at the Annual Meeting. Directions to the Annual Meeting are available by calling the Company’s main telephone number at 1-205-870-1939.
          Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held June 5, 2008. CapitalSouth’s proxy statement on Schedule 14A, form of proxy card, 2007 annual report to security holders on Form 10-K and 2007 Summary Annual Report are available at www.capitalsouthbank.com.
          You are cordially invited to attend the Annual Meeting, and we hope you will be present. WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE VOTE THE ENCLOSED PROXY SO THAT CAPITALSOUTH MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. You are requested to complete, date, sign and return the enclosed Proxy Card in the postage-paid envelope included for your convenience. Submitting your proxy with the Proxy Card will not affect your right to vote in person should you decide to attend the Annual Meeting.

By Order of the Board of Directors W. DAN PUCKETT Chairman

Birmingham, Alabama
April     , 2008

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2008
          We are providing these materials in connection with the solicitation by the board of directors of CapitalSouth Bancorp (“CapitalSouth,” “the Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our Annual Meeting of Stockholders. Our 2008 Annual Meeting will be held at the corporate office of CapitalSouth Bancorp, 2340 Woodcrest Place, Birmingham, Alabama 35209, on Thursday, June 5, 2008 at 5:00 p.m., Central Time. We anticipate that this proxy material will be mailed to stockholders on or about April    , 2008.
          We will present the following matters for consideration at the Annual Meeting: (i) the election of three directors, each person to serve a three-year term and until such person’s successor is duly elected and qualified; (ii) the ratification of the selection of CapitalSouth’s independent auditors for 2008; and (iii) the amendment of the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 7,500,000 to 16,500,000. All shares of common stock represented by an executed and completed proxy received by CapitalSouth in time for voting at the Annual Meeting will be voted in accordance with the instructions specified thereon, and if no instructions are specified thereon, will be voted for (i) the election of the nominees named herein as directors; for (ii) the ratification of the selection of the independent auditors named herein for 2008; and for (iii) the amendment of the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 7,500,000 to 16,500,000. You may revoke a proxy at any time prior to its exercise by filing with the Secretary of CapitalSouth either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting by itself will not revoke a proxy.
          CapitalSouth will pay all expenses of solicitation of proxies. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to beneficial owners of shares of our common stock. In addition to the use of the U. S. Postal System, our directors, officers and employees may solicit proxies by telephone, by facsimile, by other electronic means or personally, and will receive no extra compensation for their services. We have engaged Corporate Communications, Inc. to assist with investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist with our proxy solicitation, but will not receive additional compensation for those services. We will reimburse Corporate Communications, Inc. for any expenses incurred in such solicitation. CapitalSouth may, if appropriate, retain an independent proxy solicitation firm to assist CapitalSouth in soliciting proxies. If CapitalSouth does retain a proxy solicitation firm, CapitalSouth would pay such firm’s customary fees which, based on estimates obtained by CapitalSouth, would be approximately $7,500, plus expenses.
STOCKHOLDERS ELIGIBLE TO VOTE
          As of April 7, 2008, the record date for the Annual Meeting, there were issued and outstanding 4,153,698 shares of common stock of CapitalSouth. The holders of each such issued and outstanding share of common stock of CapitalSouth as of the record date are entitled to one vote per share with respect to each matter to be considered at the Annual Meeting.
          The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock of CapitalSouth is necessary to constitute a quorum at the Annual Meeting. We will treat shares of common stock represented by a properly executed and returned proxy as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which a proxy is received and (i) any required instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power or (iii) the record holder has indicated that it does not have authority to vote such shares on that matter) will be treated as present for purposes of determining a quorum. Election of directors and ratification of CapitalSouth’s independent auditor for 2008 shall both be determined by a majority of the votes cast at the Annual Meeting; therefore, abstentions and broker non-votes will not affect either outcome. The amendment of the Restated Certificate of Incorporation to increase the authorized number of shares of common stock requires the affirmative vote of a majority of the outstanding shares of CapitalSouth common stock entitled to notice of and to vote at the Annual Meeting. In accordance with Delaware law, abstentions and “broker non-votes” are treated as neither a vote for nor against the proposal, but will have the same effect as a vote “against” the amendment of the Restated Certificate of Incorporation.
          We have enclosed a copy of CapitalSouth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. This proxy statement, the form of proxy card, the 2007 Form 10-K and the 2007 Summary Annual Report are available at www.capitalsouthbank.com. New Securities and Exchange Commission rules permit CapitalSouth to provide stockholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this delivery alternative in the future, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the Internet.
PROPOSAL NO. 1: ELECTION OF DIRECTORS
          Our Bylaws provide for a board of directors of not fewer than three nor more than twenty-four members, the exact number to be determined by resolution of the board of directors. Our Restated Certificate of Incorporation and Bylaws provide that the members of the board of directors shall be divided into three classes, one class to be elected at each annual meeting of stockholders and to serve for a term of three years. As of the date of the proxy statement, the board of directors consists of seven persons.
Current Nominees
          Our board of directors proposes to nominate each person named below for election as director, such person to serve until the 2011 Annual Meeting of Stockholders and until his successor has been elected and shall have qualified.
          The name, age and principal occupation during the past five years of each nominee and the year each nominee first became a director of CapitalSouth are as follows:

Name, Age and
Principal Occupation	Director
Of Nominee	Since

James C. Bowen (63)	2007
Director of CapitalSouth; President,
Mortgage Lion, Inc.; Chairman and Chief Executive Officer of Monticello Bancshares, Inc. (2003-2007)

H. Bradford Dunn (66)	1991
Director of CapitalSouth and
CapitalSouth Bank; President, The Mouat Co., Birmingham, Alabama (consulting and engineering services to metal casting industry)

Stanley L. Graves (63)	1991
Director of CapitalSouth and
CapitalSouth Bank; President, Graco Resources, Inc., Birmingham, Alabama (oil, gas and water drilling and consulting); Director of GeoMet, Inc. (exploration and production of coalbed methane)

          Unless marked to the contrary, proxies received will be voted for the nominees named above. Should any nominee become unable to accept election, which is not anticipated, the individuals named in the proxy will vote for the election in his stead of such other person as our board of directors may recommend.
          OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR NAMED ABOVE.
Continuing Directors
          The following tabulation sets forth the names, ages and principal occupations during the past five years of those persons who were elected as directors of CapitalSouth at previous Annual Meetings of Stockholders or otherwise (and who will continue to serve as directors following the Annual Meeting), and the year each continuing director first became a director of CapitalSouth:

Name, Age and	Current
Principal Occupation	Term	Director
Of Directors	Expires	Since

W. Dan Puckett (62)	2009	1990
Chairman, Chief Executive Officer and Director of CapitalSouth and CapitalSouth Bank

W. Flake Oakley, IV (54)	2009	2007
President CapitalSouth Bancorp January 2007 to
          present; Bank Consultant January 2006 –
          December 2006; President Colonial
          BancGroup/Colonial Bank August 2003 –
          June 2005; CFO Colonial BancGroup/
          Colonial Bank 1991 – 2003

Charles K. McPherson, Sr. (66)	2010	1991
Director of CapitalSouth and CapitalSouth Bank; Chief Executive Officer and President, McPherson Oil Company, Inc., Birmingham, Alabama (distributor of industrial lubricants)

David W. Wood, II (59)	2010	1991
Director of CapitalSouth, and CapitalSouth Bank, Chairman of the Board, Wood Fruitticher Grocery Company, Birmingham, Alabama (institutional grocery sales)

CORPORATE GOVERNANCE
Board of Directors and Committees
          Our Board of Directors. We are governed by a board of directors and various committees of the board that meet throughout the year. We have seven directors, each of whom serves for a three-year term unless such director resigns or is removed. One of three classes of directors is elected annually. Directors discharge their responsibilities throughout the year at board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer and other officers. We have no mandatory retirement age for directors and none of our directors has indicated an intention to retire or otherwise not stand for election in the future.
          Our board of directors held six regular meetings and six special meetings during 2007. Each of our directors attended at least 75 percent of the regularly scheduled and special meetings of the board and board committees on which they served in 2007 with the exception of Mr. McPherson, who attended 67% of all regularly scheduled board and committee meetings but attended all of the special meetings of the board. We have adopted a policy requiring all board members to attend our Annual Meeting, unless an emergency prevents them from doing so. At our 2007 Annual Meeting, all of our directors were in attendance.
          Committees of the Board. Our board of directors had three standing committees during 2007: the Audit Committee, the Nominating Committee and the Compensation Committee.
          Our Audit Committee is comprised of Messrs. Dunn (Chair), Graves, McPherson and Wood, all of whom are “independent directors” as defined by The Nasdaq Global Market listing standards. Our board believes that all of the Audit Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee. The board of directors has determined that our Audit Committee does not include an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. In the board’s judgment, however, the Audit Committee’s membership meets the financial literacy and accounting or financial management requirements of The Nasdaq Global Market listing standards and has qualifications and experience which enable the Committee to provide effective audit committee oversight for CapitalSouth. Our Audit Committee held five regular meetings and five special meetings during 2007. The Audit Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The board of directors has adopted a written charter for the Audit Committee, a copy of which may be found on our website at www.capitalsouthbank.com under the tab “Investor Relations.” The board of directors annually reviews and approves changes to the Audit Committee charter. Under the charter, the Audit Committee has the authority and is empowered to:
•	appoint, approve compensation and oversee the work of the independent auditor;

•	resolve disagreements between management and the auditors regarding financial reporting;

•	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

•	retain independent counsel and accountants to assist the committee;

•	seek information it requires from employees or external parties; and

•	meet with our officers, independent auditors or outside counsel as necessary.
          Our Nominating Committee is comprised of Messrs. Dunn, Graves (Chair), McPherson and Wood, all of whom are “independent directors” as defined by The Nasdaq Global Market listing standards. Our Nominating Committee met in September of 2007 to discuss the appointment of Mr. Bowen to the 2008 class of the board of directors. Mr. Bowen was recommended to join the board of directors by our management as part of the acquisition of Monticello Bancshares, Inc. Additionally, the Committee voted to nominate Messrs. Dunn and Graves for reelection as directors at the 2008 Annual Meeting. The board of directors has adopted a written charter for the Nominating Committee which is available to stockholders on our website at www.capitalsouthbank.com under the tab “Investor Relations.” The Nominating Committee has not adopted a formal policy or process for identifying or evaluating director nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, our customers and stockholders and professionals in the financial services and other industries. Similarly, the Nominating Committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience, knowledge of CapitalSouth and the financial services industry, experience in serving as one of our directors or as a director of another financial institution or public company generally, wisdom, integrity and analytical ability, familiarity with and participation in the communities served by us, commitment to and availability for service as a director, and any other factors the Nominating Committee deems relevant. While our Nominating Committee does not have a formal policy regarding consideration of director candidates recommended by stockholders, interested stockholders are free to send any such recommendations to the attention of our Nominating Committee via our corporate office address.
          Our Compensation Committee is comprised of Messrs. Graves (Chair), Dunn, McPherson and Wood, all of whom are “independent directors” as defined by The Nasdaq Global Market listing standards. Our Compensation Committee met four times during 2007 to discuss compensation issues. A copy of our Compensation Committee charter is available on our website at www.capitalsouthbank.com under the tab “Investor Relations.” Under the charter, the Compensation Committee has the authority and is empowered to, among other things:
•	review and approve the annual compensation of our chief executive officer and all other senior officers, including salary, incentive compensation and equity awards;

•	review and approve new incentive and equity compensation plans, and approve any amendments to existing plans;

•	administer all equity compensation plans;

•	review and approve any employment or other agreements with senior officers; and

•	retain legal and compensation consultants, when necessary, to assist the committee.
As discussed in our Compensation Discussion and Analysis, our chief executive officer recommends compensation levels for our senior officers.
Compensation Committee Interlocks and Insider Participation
          During 2007, our Compensation Committee participated in the deliberations concerning compensation for our senior officers. W. Dan Puckett participated in compensation decisions regarding the named executive officers, but did not participate in, and was not present during, deliberations regarding the compensation of our chief executive officer.
          None of our independent directors is now or was during the last fiscal year an officer or employee of CapitalSouth or CapitalSouth Bank. During 2007, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer.
          Related Party Transactions. Our Code of Ethics provides that our directors, officers and employees should be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with the interests of CapitalSouth. Our Code of Ethics defines a “conflict of interest” as existing whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of CapitalSouth. Transactions involving a conflict of interest are prohibited as a matter of CapitalSouth policy unless requisite approval in accordance with the Code of Ethics and applicable law is obtained.
          Certain of our directors and senior officers were customers of, and had transactions with, our subsidiary bank in the ordinary course of their business during 2007. Additional transactions may be expected to take place in the ordinary course of business. Included in such transactions were outstanding loans and commitments from our subsidiary bank, all of which were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2007, the aggregate amount of credit we extended to CapitalSouth directors, executive officers and principal stockholders was $4,616,237. All such extensions of credit were made in conformity with the requirements of Federal Reserve Board Regulation O.
          In connection with our acquisition of Monticello Bank in September 2007, we entered into an employment agreement with our new director, James C. Bowen, whereby Mr. Bowen will continue to serve as President of the Mortgage Lion mortgage operation. Mr. Bowen’s employment is at will and may be terminated by either party on fourteen (14) days prior notice. Mr. Bowen’s compensation shall be equal to forty percent (40%) of the annual pre-tax profits of Mortgage Lion, calculated in accordance with the terms of the agreement. Mr. Bowen receives a draw of $2,500 per month, with the total amount of such draw payments deducted from Mr. Bowen’s percentage of the annual pre-tax profits.
          Mortgage Lion leases a facility located in Fitzgerald, Georgia from Mr. Bowen on a month-to-month basis for $2,350 per month. Mr. Bowen’s daughter, Tiffany Marshall, currently serves as the secondary marketing manager for Mortgage Lion. Mr. Bowen’s son, Tate Bowen, works for Mortgage Lion as an assistant to Mr. Bowen, primarily in the area of file retention and storage. Mr. Bowen’s sister, Gail Metz, serves as a manager of the construction/permanent loan administration department of CapitalSouth Bank.
          On September 14, 2007, CapitalSouth Bank and James C. Bowen entered into a Non-Recourse Indemnity and Security Agreement, which was also joined in for a limited purpose by CapitalSouth (the “Indemnity Agreement”). The Indemnity Agreement provides that James C. Bowen shall indemnify CapitalSouth Bank for a portion of certain losses, if any, related to loans issued and sold by Monticello Bank prior to the merger. Mr. Bowen shall have no liability for indemnification until such losses exceed $2.5 million, and his total liability is capped at $1.5 million. As security for Mr. Bowen’s indemnification obligations, Mr. Bowen has pledged $1.5 million of his $8 million in notes received in connection with the merger.
          William D. Puckett, II, one of our executive officers, is the son of our chief executive officer, W. Dan Puckett. William D. Puckett’s base salary is in excess of $135,000 per year.
          Review of Related Party Transactions. Our Audit Committee charter provides that our Audit Committee review and approve any related party transactions. Additionally, our banking regulators require that our board of directors of our subsidiary bank approve in advance any loan that is to be made or renewed by our subsidiary bank to any related party (an individual or entity that is related to or at least partially owned by that individual). Our Audit Committee members, as members of the board of our subsidiary bank, approved each of the transactions noted above and believe the terms of each agreement are no less favorable to us than we could have obtained from an unaffiliated third party.
Code of Ethics
          We have adopted a Code of Ethics (the Code), that applies to all of our directors, officers and employees. We believe the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of violations of the Code, and accountability for adherence to the Code. Stockholders can find a copy of the Code on our website at www.capitalsouthbank.com under the tab “Investor Relations.”
Director Independence
          Our board conducts an annual review of director independence utilizing the listing standards of The Nasdaq Global Market. During this review, the board considered transactions and relationships between each director or any member of his immediate family and CapitalSouth and its subsidiaries and affiliates. The board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that a director is independent. Independent directors must be free of any relationship with CapitalSouth or its management that may impair the director’s ability to make independent judgments.
          As a result of this review, the board affirmatively determined that each of the following directors are independent of CapitalSouth and its management under the listing standards of The Nasdaq Global Market:
•	H. Bradford Dunn

•	Stanley L. Graves

•	Charles K. McPherson, Sr.

•	David W. Wood, II
          Mr. Puckett is considered an inside director because of his employment as Chairman and Chief Executive Officer of CapitalSouth. Mr. Oakley is considered an inside director because of his employment as President of CapitalSouth. Mr. Bowen is considered an inside director because of his employment as President of Mortgage Lion, Inc., a subsidiary of CapitalSouth Bank.
          None of our independent directors had transactions, relationships or arrangements which the board felt necessary to consider in determining their independence under The Nasdaq Global Market independence standards.
Communications with Directors
          You may contact any of our independent directors, individually or as a group, by writing to them c/o Carol W. Marsh, Chief Financial Officer, CapitalSouth Bancorp, 2340 Woodcrest Place, Birmingham, Alabama 35209. Relevant communications are distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. We may exclude business solicitations, advertisements and like communications from general distribution.
Director Compensation
          Under our Third Revised and Restated Directors’ Compensation Plan, our directors are paid shares of stock of CapitalSouth in lieu of cash compensation for their service as directors of CapitalSouth or CapitalSouth Bank. Each member of the board of directors of CapitalSouth and our subsidiary bank receives a fee (a “Director’s Fee”) for attending meetings of the board of directors and for attending meetings of committees thereof equal to a certain number of shares of common stock, which number shall be established from time to time by our board of directors, in consultation with the board of directors of our subsidiary bank with respect to awards to the bank’s board members (the “Share Amount”). The number of shares received by such director equals the Share Amount. In the event the board of directors determines that it is not appropriate to issue the Share Amount, the Director’s Fee is payable in cash and the amount of cash received by such director is derived by multiplying the Share Amount by the fair market value of each share of the common stock as determined by our board of directors from time to time in its sole and absolute discretion. The table below reflects director compensation for the year ended December 31, 2007 for our holding company directors.

					Change in
	Fees				pension value
	earned			Non-equity	and non-
	or	Stock		incentive	deferred
	paid in	awards	Option	plan	compensation	All other
Name	cash	(1)	awards	compensation	earnings	compensation	Total
	($)	($)	($)	($)	($)	($)	($)
W. Dan Puckett, PEO	—	21,453	(4)	—	(2)	(3)	21,453
James C. Bowen	—	1,151	—	—	—	17,400 (3)	18,551
H. Bradford Dunn	—	19,394	—	—	7,491	—	26,885
Stanley L. Graves	—	21,215	—	—	8,396	—	29,611
Charles K. McPherson, Sr.	—	13,815	—	—	6,218	—	20,033
W. Flake Oakley, IV	—	8,845	(4)	—	—	(3)	8,845
David W. Wood, II	—	21,215	—	—	6,545	—	27,760

(1)	Stocks awards given for Board and Committee fees. Stock was awarded on April 20, 2007, June 19, 2007, September 17, 2007 and December 20, 2007.

(2)	Information on the change in pension value for Mr. Puckett is included in the Summary Compensation table on page 16 of this proxy statement.

(3)	All other compensation is included in the Summary Compensation table on page 16 of this proxy statement for Messrs. Puckett and Oakley. Messrs. Puckett, Oakley and Bowen are paid additional compensation for their roles as officers of CapitalSouth and its subsidiaries.

(4)	Option awards for Messrs. Puckett and Oakley are included in the Summary Compensation table on page 16 of this proxy statement.
          CapitalSouth Bank maintains Director Supplemental Retirement Plan Director Agreements (Director Retirement Agreements) and Life Insurance Endorsement Method Split Dollar Plan Agreements (Split Dollar Life Insurance Agreements) for certain CapitalSouth Bank directors, including Messrs. Dunn, Graves, McPherson and Wood, the independent directors of CapitalSouth. CapitalSouth Bank has purchased single premium bank owned life insurance policies (BOLI policies) on the lives of each of the directors and intends to use income from the BOLI policies, which has certain tax advantages, to offset benefit expenses. For the year ended December 31, 2007, $38,255 was charged to operations expense related to these Director Retirement Agreements. Income from the BOLI policies is separately reflected in other income and the BOLI policies are held as other assets. The Split Dollar Life Insurance Agreements relate to the same BOLI policies, the earnings on which form the basis for calculating the periodic retirement credit benefit for each of the directors. The insured is imputed an amount of taxable income with respect to the life insurance benefit available under the Split Dollar Life Insurance Agreements. The reportable income to each director of CapitalSouth related to the interest of such director in the death benefits under the BOLI policies ranged from $102 to $422 in 2007.
     The following table presents estimated annual benefits payable to each of the directors under the plan upon normal retirement age based on the assumptions shown.

			Projected	Projected	Projected
			annual	annual	annual
			retirement	retirement	retirement
			benefit	benefit	benefit
Name	Year of birth	Retirement age	(1st year)	(5th year)	(10th year)
Harold B. Dunn	1941	65	$10,696	$11,186	$11,854
Stanley A. Graves	1944	65	$11,274	$11,942	$12,633
Charles K. McPherson, Sr.	1941	65	$10,470	$10,955	$11,662
David W. Wood, II	1948	65	$12,470	$12,544	$12,284

Messrs. Bowen and Oakley do not have Director Retirement Agreements or Split Dollar Life Insurance Agreements.
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
          Compensation Consultants and Executive Discussions. At the direction of our board of directors, we retained a compensation consultant, Henry D. Rumble of Human Resources Consulting, to assist in our Compensation Committee’s review of compensation for our named executive officers and other senior management. We retained Mr. Rumble to review levels of compensation for our named executive officers, examine methods of estimating compensation and provide an analysis of compensation alternatives. Our board is interested in not only a comparison of our compensation levels with compensation levels for executives of comparable banks, but also wants to ensure that we remain competitive in our compensation structure in order to recruit and retain the best executives possible. Mr. Rumble provided recommendations and analysis for our 2007 incentive compensation decisions, which recommendations are discussed below.
          Our chief executive officer, W. Dan Puckett, discusses compensation for our named executive officers with our Compensation Committee annually. Prior to 2007, we did not have a Compensation Committee and Mr. Puckett discussed compensation with our independent board members, all of whom now serve on our Compensation Committee. Mr. Puckett discusses compensation levels and performance analysis, and generally concludes with a salary and incentive compensation recommendation for all named executive officers, excluding his own. Mr. Puckett, while he discusses his salary, incentive compensation and performance with the Compensation Committee, generally does not include any compensation recommendations for his own compensation. Our Compensation Committee utilizes the analysis provided by Mr. Puckett when discussing and setting salary and incentive compensation, but final decisions are made by the members of the Compensation Committee, independent of management.
          Compensation Process. Our Compensation Committee met four times to discuss compensation for our named executive officers for the 2007 fiscal year. Our Compensation Committee makes incentive compensation determinations at the beginning of the year and reviews base salary determinations annually on the anniversary date of the named executive officer’s employment. As discussed above, Mr. Puckett reviews compensation and performance for each of the named executive officers, excluding his own compensation and performance. He then presents base salary recommendations for each officer, although, as discussed above, he generally does not include any compensation recommendations for his own compensation. The Compensation Committee discusses the performance and salary recommendations for the named executive officers with Mr. Puckett, and, outside of Mr. Puckett’s presence, discusses the performance and compensation of the Chief Executive Officer. Mr. Rumble provided competitive salary and perquisite information for the Chief Executive Officer position that was reviewed by the Compensation Committee in determining Mr. Puckett’s compensation adjustment. Our Compensation Committee conducts a similar process when reviewing benefits and equity incentives. Our board of directors makes all determinations with respect to equity incentive awards.
Compensation Objectives
          Compensation Philosophy. We compensate our senior management through a mix of base salary, incentive compensation and equity compensation designed to reward superior performance. Our philosophy is goal-oriented, and measures senior management based on our expectations for their performance. Our compensation program is structured to allow our Compensation Committee to reward senior management for performance, whether pursuant to a plan or via direct cash bonuses. Our Compensation Committee determines individual incentive compensation performance goals for each of our named executive officers, with the exception of Mr. Coble, on an annual basis, and our named executive officers are not eligible to receive cash incentive compensation pursuant to this annual incentive plan unless certain performance measures have been obtained. Mr. Puckett approves the performance goals for our city presidents, which includes Mr. Coble, Jacksonville city president. In 2007, our Compensation Committee determined that it was important to maintain flexibility to award incentive compensation outside of annual plan goals. Our Compensation Committee adopted an additional discretionary incentive plan which allows our Compensation Committee to award additional cash incentives to our named executive officers, which plan is described further below. Our philosophy can be summarized as providing our senior management with fair, market-driven compensation and an acceptable standard of living via their base salary, and providing additional incentives to attain certain defined performance standards. Additionally, our Compensation Committee retains the ability to award additional cash incentives at their sole discretion.
          Benchmarking of Compensation. As noted previously, our Compensation Committee believes it is important for our compensation levels to remain competitive within our industry, so that we may continue to attract and retain seasoned professionals who are able to raise our performance levels. We retained, at the direction of our board, Henry D. Rumble to advise our Compensation Committee on methods of estimating compensation and compensation alternatives for 2007. Our Compensation Committee reviewed the information Mr. Rumble provided on salary grades and recommended pay ranges when setting base salary levels in 2007. While Mr. Rumble’s analysis of salary structure and salary ranges did incorporate a review of pay practices at other companies comparable to CapitalSouth, our Compensation Committee did not benchmark against any particular company or group of companies when setting base salaries for our named executive officers other than our chief executive officer in 2007, instead relying on performance data and recommendations from our chief executive officer when setting individual salaries. However, our Compensation Committee did utilize comparative company data when determining whether to raise the base salary of our chief executive officer in 2007. The comparable company data reviewed by our Compensation Committee included the following companies: First Business Financial Services, American Bank, Epic Bancorp, Bank of the Carolinas, Parke Bancorp, Sussex Bancorp, Jacksonville Bancorp, Glen Burnie Bancorp, Summit State Bank, Village Bank & Trust, Atlantic BancGroup, Carolina National and Old Line Bancshares. Our compensation consultant provided other data utilized by our Compensation Committee to establish incentive compensation targets, but that information did not incorporate any type of benchmarking against comparable companies.
Elements of Compensation
          Distribution of Compensation. We do not have set target amounts for distribution of compensation for our named executive officers. In other words, our management and our Compensation Committee do not have a formula or other defined method for determining how compensation should be divided between base salary, incentive compensation and equity awards. Our Compensation Committee uses performance targets to calculate incentive compensation. In 2007, our named executive officers had the opportunity to receive a maximum amount of 35% to 75% of their base salary amount in a cash bonus upon meeting their performance goals.
          Base Salaries. Our Compensation Committee strives to provide our named executive officers with a base salary that facilitates an appropriate lifestyle, given their professional status and position within the community. Our Compensation Committee members, when reviewing the base salary recommendations of our chief executive officer, consider prior year base salary, bank performance and the performance of each individual officer. Our Compensation Committee members then discuss whether the recommendation of our chief executive officer for base salary adequately compensates each named executive officer for his or her contribution to the bank’s success. Often, our Compensation Committee members increase the base salary in relation to the salary recommended by our chief executive officer.
          In February 2007, our compensation consultant provided our Compensation Committee with a salary structure containing seven (7) grade levels, each based on market salaries for eight benchmark positions. As noted above, our Compensation Committee did not rely solely upon the salary structure or salary ranges provided by our compensation consultant when determining base salaries for our named executive officers. Our Compensation Committee increased our chief executive officer’s base salary from $200,000 to $225,000 per year effective May 20, 2007 and provided for an additional increase to $250,000 following completion of the Monticello acquisition. Our Compensation Committee believes that our chief executive officer’s base salary should exceed the base salaries of our other named executive officers by a fairly large margin, due to his heightened level of corporate responsibility. Mr. Puckett also has many more years of service with the Company than do the other named executive officers. When comparing Mr. Puckett’s base salary to those of chief executive officers of comparable companies provided by our compensation consultant, our Compensation Committee determined that Mr. Puckett’s base salary should be increased. While CapitalSouth was larger in size, on an asset size basis, than all but three of the comparable companies, the salary of our chief executive officer in 2006 was lower than more than 50% of the comparable chief executive officers’ salaries. Our Compensation Committee also determined that the increase in our chief executive officer’s responsibilities following the closing of the Monticello acquisition merited an additional increase in his base salary. Our acquisition of Monticello greatly increases our presence in the Jacksonville, Florida market and also increased our size by 50% in terms of both total assets and total loans. We made the determination to hire a new president, W. Flake Oakley, in January 2007, and have set his base salary at $150,000 for 2007, based on our perception of current market compensation, combined with other compensation arrangements with Mr. Oakley and his functional responsibilities.
          Our Compensation Committee set base salaries for our other named executive officers based on discussions with our chief executive officer concerning performance, both of the officer and the Company, and history with the Company, also keeping in mind the committee’s desire to attract and retain the best executives possible. Based on these factors, each of our executive officers received an increase in base salary for the 2007 fiscal year. Our chief financial officer, Carol Marsh, received an increase in base salary due to her increased responsibilities associated with the growth in our total asset size and more complex accounting issues associated with our acquisition of Monticello, the related issuance of common stock and the conversion of Monticello to our accounting system. John Bentley, president of CapitalSouth Bank, received an increase in his base salary due to his increased responsibilities resulting from his promotion to president. Fred Coble received an increase in salary due to his increased responsibilities associated with the acquisition and integration of Monticello.
          Bonus/Incentive Compensation. Our senior management and directors believe cash bonuses should be based on performance objectives, both for the Company as a whole and for each individual. Based on recommendations from our chief executive officer, our Compensation Committee approved annual incentive plans for each named executive officer during the first quarter of the year, with the exception of Mr. Coble, whose performance objectives were approved by Mr. Puckett along with the performance objectives of the other city presidents. Our stockholders have not approved the performance goals used in formulating annual incentives since we currently do not pay any of our named executive officers compensation in excess of $1 million.
          In a change from 2006, our Compensation Committee, upon the recommendation of our chief executive officer, incorporated recommendations from our compensation consultant into incentive compensation tabulations. For 2007, each of our named executive officers had the opportunity to both earn a higher percentage of his or her base salary as a maximum incentive compensation amount and to earn a higher percentage of incentive compensation based on our overall performance. By increasing the maximum incentive bonus potential based on verifiable performance measures, our Compensation Committee effectively has reallocated a greater portion of each named executive officer’s total income into performance based income. The performance goals of each of our named executive officers include growth in net income as a way to track our overall performance during the course of the year. Growth in net income also constitutes the largest percentage of each named executive officer’s maximum incentive compensation level. We believe growth in net income constitutes a positive indicator of performance, without the market factor influences that might cause our stock price to fluctuate without regard to company performance. Each of our named executive officers also has more diverse performance goals reflective of their responsibility for areas of operational performance. Each of our named executive officers has the ability to earn, depending on attainment of specified performance goals, a defined percentage of their base salary as an additional incentive bonus. Our named executive officers must remain employed with the Company at the time incentives are paid in order to receive incentive compensation.
          For 2007, our chief executive officer had the ability to earn as much as seventy-five percent (75%) of his base salary as an incentive bonus if we attained targeted performance measures consisting, in addition to net income, of growth in average net loans outstanding, return on average assets and return on average equity. Mr. Puckett would have earned his maximum available bonus if our net income increased to $4,400,000, our average net loans outstanding equaled or exceeded $420,000,000, our return on average assets equaled or exceeded 0.76% and our return on average equity equaled or exceeded 9.50%. Our net income is heavily weighted in the calculation, and our chief executive officer could attain thirty-five percent (35%) of his bonus amount if we achieved the stated net income goal. He had the opportunity to receive a prorated bonus if certain levels below the targeted level were achieved with respect to one or more of the performance goals.
          As discussed above, our remaining named executive officers have more diverse performance goals, and each has the opportunity to earn from 35% to 50% of their base salary based on attainment of those goals in 2007. Growth in net income was a primary component of each incentive plan for 2007. Other performance measures included, among other goals, growth in deposits, decreases in the efficiency ratio and increases in net interest margin. As noted, cash incentive payments are paid on a sliding scale based upon various performance components with no specific payout level defined as “Threshold” or “Target”, although the maximum payouts range from 75% of base salary to 35% of base salary, based on the position held by the named executive officer.
          The table below details, for each named executive officer, the range of bonus each was eligible to earn (expressed as a percentage of base salary), bonus amounts received for 2007 performance (with percentage of base salary) and the various elements comprising the performance targets for each named executive officer.

		2007 Incentive
Name	Incentive Range	Paid	Performance Targets
W. Dan Puckett	0%-75%	$0	Net Income Return on Average Assets Return on Average Equity Average Net Loans Outstanding
Carol Marsh	0%-50%	$0	Net Income Efficiency Ratio Net Interest Margin
John Bentley	0%-50%	$11,589 (6.44%)	Net Income Loans Fees & Commissions Efficiency Ratio Commercial Loan Growth Total Loan Growth Non-Interest Deposits Total Deposit Growth
H. Fred Coble	0%-35%	$12,975 (7.86%)	Net Income Loan Fees Commercial Loan Growth Total Loan Growth Non-Interest Deposits Total Deposit Growth
          Both our chief executive officer, W. Dan Puckett, and our president, W. Flake Oakley, had additional acquisition incentives in place for 2007. Upon the closing of any merger or acquisition transaction (excluding, for Mr. Oakley, certain acquisitions for which a fee was negotiated prior to his joining CapitalSouth, including the acquisition of Monticello), both Messrs. Puckett and Oakley are eligible to receive incentive compensation equal to 0.10% of the total acquisition deal value. Mr. Oakley received Incentive Compensation of $80,000 following the closing of our acquisition of Monticello, per the terms of his incentive compensation agreement. Mr. Puckett received $36,593.33, or 0.10% of the total acquisition value attributed to the Monticello acquisition.
          Our Compensation Committee also believes it to be important for them to retain some discretion to award additional incentive compensation for extraordinary performance, above and beyond the performance goals contained in the annual incentive plan, and to otherwise have the ability to reward exceptional service. In June of 2007, our Compensation Committee implemented a discretionary incentive plan that would allow the Compensation Committee to make discretionary awards of up to twenty-five percent (25%) of base salary in circumstances deemed to require such awards. Our Compensation Committee made a discretionary award to Carol Marsh in the amount of $7,500 pursuant to this plan due to her leadership in the acquisition and conversion of Monticello.
          For 2008, our Compensation Committee has approved similar performance objectives for our named executive officers (with the exception of Mr. Coble, whose performance objectives are approved by Mr. Puckett). Messrs. Puckett, Bentley and Coble, and Ms. Marsh may earn as much as 65% (Mr. Puckett), 50% (Mr. Bentley and Ms. Marsh) or 35% (Mr. Coble) of their respective base salaries as incentive compensation by achieving the performance objectives contained in their respective incentive plans. Performance objectives for Mr. Puckett, Mr. Bentley, Mr. Coble, and Ms. Marsh include increase in net income, loan growth, return on average assets, deposit growth and other performance objectives specific to their respective positions. Mr. Oakley’s acquisition incentive upon the closing of any acquisition remains set at 0.10% of the total acquisition deal value for 2008.
          Equity Compensation. Historically, the primary form of equity compensation that we awarded consisted of stock options. We selected this form because of the favorable accounting and tax treatments associated with stock options, and the favorable reception by our executive officers of such awards. In 2006, the accounting for stock options changed as the result of our early adoption of Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), making the accounting treatment of stock options less attractive. The Compensation Committee discussed the merits of using stock options versus the use of restricted stock awards, but decided to continue utilizing stock options in 2007.
          Our Compensation Committee approved grants of options to acquire shares of our common stock to each of our named executive officers in June of 2007. Each of these awards vest one-third upon grant, with the remainder vesting in one-eighth increments upon the completion of each calendar quarter beginning September 30, 2008, and will be exercisable for a period of ten (10) years from the date of grant. Our chief executive officer received a grant of options to acquire 4,000 shares of our common stock, reflecting his heightened level of responsibility for our operations, while our other named executive officers received grants of options to acquire 1,500 to 3,000 shares of our common stock. The following table indicates the number of options granted to each named executive officer and the fair value of such options on the date of grant:

Named Executive Officer	Option Shares Granted	Fair Value
Dan Puckett	4,000	$20,920
Flake Oakley	3,000	$15,690
John Bentley	3,000	$15,690
Carol Marsh	3,000	$15,690
Fred Coble	1,500	$7,845
          While a portion of the options awarded in 2007 vest immediately, our stock option plan contains a claw back provision. Should a named executive officer leave CapitalSouth within one hundred eighty (180) days of exercising his or her options, we have the right to repurchase the common stock covered by the options for the exercise price paid.
          Our chief executive officer has not yet recommended, and our Compensation Committee has not approved, any equity awards for fiscal 2008 as of the date of this proxy statement.
          Employment, Severance and Change in Control Agreements. We do not have written or oral employment or change in control agreements in place with any of our named executive officers. Our severance policy applies to all employees, and does not differentiate between our named executive officers and all other employees of CapitalSouth. Our Compensation Committee historically has not believed that entering into employment agreements with our senior management provided enough benefit to outweigh the flexibility of standard “at will” employment arrangements, and our named executive officers have not requested employment or change in control agreements. At the suggestion of our compensation consultant, our Compensation Committee is now considering the possibility of entering into standard employment contracts with certain named executive officers, but no decision has yet been reached on this issue.
          Retirement Plans. We maintain a traditional 401(k) plan open to all employees, under which we match employee contributions up to 4% of each employee’s total compensation. We do not maintain a traditional defined benefit pension plan.
          In 1998, W. Dan Puckett, our chairman and chief executive officer, entered into an Executive Supplemental Retirement Plan Agreement (SERP) and a Life Insurance Endorsement Method Split Dollar Plan Agreement (Split Dollar Life Insurance Agreement) with us. Our intention was to use these agreements to provide Mr. Puckett additional retirement benefits and to provide certain cash death benefits to his beneficiaries in the event of his death. We purchased a single premium bank owned life insurance policy (BOLI policy) on the life of Mr. Puckett and we intend to use income from the BOLI policy, which has certain tax advantages, to offset our benefit expenses. The SERP provides two types of retirement benefits. First, after the participant reaches normal retirement age (age 65 or such later date as the executive actually retires), participant receives the accumulated balance of a retirement benefit account in installments over a ten year period. The balance of such retirement benefit account for Mr. Puckett is established by annually crediting to it the amount of any income from the related BOLI policy, minus our designated cost of funds with respect to holding such BOLI policy, adjusted for tax effects (the Periodic Retirement Credit Amount) prior to retirement. Second, during the period beginning on the date of retirement and ending upon his death, Mr. Puckett also is entitled to receive an annual payment equal to any further Periodic Retirement Credit Amount. The retirement benefit account is not a trust account or other segregated or funded account. Instead, it only reflects the amount of the general, unsecured claim of the beneficiary on our assets. The SERP may also provide benefits in the event of termination of employment (actual or constructive), change of control, early retirement, death or disability, depending on the timing of, and other circumstances related to, the occurrence of the event while employed by us. For the year ended December 31, 2007, we charged $125,594 to operating expense related to the SERP. Income from the BOLI policy is separately reflected in other income and the BOLI policy is held as another asset.
          The Split Dollar Life Insurance Agreement for Mr. Puckett relates to the same BOLI policy, the earnings on which form the basis for calculating the Periodic Retirement Credit Amount discussed above. The Split Dollar Life Insurance Agreement provides that we are the sole owner of the policy, we are responsible for paying any additional premiums necessary to keep the policy in force and that we share the death benefits under the policy with the insured executive officer. The officer’s designated beneficiaries are entitled to 80% of the death benefit under the policy less the accumulated cash value of the policy. We are entitled to all other proceeds of the policy, including its cash value. The insured is imputed an amount of taxable income with respect to the life insurance benefit available under the Split Dollar Life Insurance Agreement.
          The following table presents estimated annual benefits payable to Mr. Puckett under the plan upon normal retirement based on the assumptions shown.

			Projected	Projected	Projected
			annual	annual	annual
			retirement	retirement	retirement
	Year of	Retirement	benefit	benefit	benefit
Name	birth	age	(1st year)	(5th year)	(10th year)
W. Dan Puckett	1945	65	$113,976	$122,352	$139,143
          Perquisites and Other Benefits. Our chief executive officer received $45,981 in perquisites and other benefits during 2007. Our chief executive officer benefited from the use of a Company car, a benefit estimated at a value of $3,927, as well as receipt of a country club allowance in the amount of $6,990 and participation in a supplemental retirement plan valued at $4,199. Our chief executive officer, along with our other named executive officers, also participated in our benefit plans on the same terms as other employees. These benefits include health insurance, group life insurance, accidental death and dismemberment insurance, disability insurance, group term life and 401(k) matching contributions.
          Our chief executive officer also serves on both our board and the board of our subsidiary bank, and received $18,082 in director’s fees and $3,371 in committee fees, paid in our common stock, for his service on the boards and the committees of our subsidiary bank board.
Conclusion
          Our independent board members, with substantial discussion with and input from our chief executive officer, have formulated a compensation program designed to attract and retain quality senior executives. We have placed heavy emphasis on pay for performance, and have structured incentive compensation to encourage individual performance in connection with CapitalSouth performance goals. We are beginning to consider a variety of new ideas in the compensation realm, including discussions with a compensation consultant regarding the use of formulas in compensation and consideration of entry into employment agreements with our senior management. However, our primary focus will continue to be on compensation for performance, as we believe compensating our named executive officers based on achievement of stated performance goals is the best way to achieve value for our stockholders.
COMPENSATION COMMITTEE REPORT
          Our Compensation Committee reviewed and discussed the Compensation Discussion and Analysis and related tables with management. Based on such review and discussion, our Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Stanley L. Graves, Chairman
H. Bradford Dunn
Charles K. McPherson, Sr.
David W. Wood, II
          The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other CapitalSouth filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CapitalSouth specifically incorporates the Compensation Committee Report by reference therein.

EXECUTIVE COMPENSATION
Summary Compensation Table
          The following table provides information concerning total compensation earned or paid to our chief executive officer, chief financial officer and the three other most highly compensated executive officers of CapitalSouth during 2007.

									Change in
									Pension Value
									and Non-
									Qualified
							Non-Equity		Deferred
Name and Principal					Stock	Option	Incentive Plan		Compensation	All Other
Position	Year	Salary		Bonus	awards	awards(1)	Compensation(2)(3)		Earnings(4)	Compensation(5)		Total
				$	$	$	$		$	$		$
W. Dan Puckett, PEO	2007	223,056	(6)	—	—	20,920	36,593	(7)	110,114	45,981	(8)	436,664
President & Chief Executive Officer	2006	200,000		—	—	14,800	70,000		105,376	53,239	(9)	443,415

Carol Marsh, PFO	2007	158,750	(6)	7,500	—	15,690	—		—	9,559	(10)	191,499
Senior Vice President & Chief Financial Officer	2006	147,500		5,000	—	14,800	28,365		—	8,135	(11)	203,800

W. Flake Oakley, IV President	2007	150,000		—	—	15,690	80,000	(12)	—	22,302	(13)	267,992

John Bentley	2007	179,375	(6)	250	—	15,690	11,589		—	11,551	(14)	218,455
Bank President & Chief Operating Officer	2006	160,417		—	—	14,800	18,984		—	10,049	(15)	204,250

H. Fred Coble	2007	161,000	(6)	—	—	7,845	12,975		—	8,216	(16)	190,036
Senior Vice President & Jacksonville City President	2006	156,437		—	—	14,800	13,120		—	6,407	(17)	190,764

(1)	The amounts in this column reflect the aggregate grant date fair value under FAS 123(R) of awards.

(2)	It is the policy of the Company to pay bonuses which are based on Company performance in the fiscal year which follows the fiscal year on which such bonus is based. Bonuses relating to fiscal year 2006 were paid January 2007, and bonuses relating to fiscal year 2007 were paid in February 2008.

(3)	See Grants of Plan-Based Awards for maximum eligible amounts for 2007.

(4)	Represents the change in actuarial present value of the accumulated benefit for W. Dan Puckett under our defined benefit plans for 2007 and 2006.

(5)	All other compensation represents matching contributions to 401(k), healthcare premium paid by Company, Group Life, AD&D and Long Term Disability, and income from Group Term Life for Carol Marsh, John Bentley, and H. Fred Coble.

(6)	The amounts of base salary reported for 2007 are the total amounts paid to each executive officer during 2007. Our Compensation Committee changes base salary rates on the dates each officer’s compensation is reviewed, so base salary paid does not equal base salary in effect on December 31, 2007. Base salary rates in effect at December 31, 2007 were as follows: Mr. Puckett ($250,000); Ms. Marsh ($165,000); Mr. Oakley ($150,000); Mr. Bentley ($180,000); and Mr. Coble ($165,000).

(7)	Mr. Puckett earned an Incentive bonus payment of $36,593 upon the closing of the Monticello acquisition pursuant to the terms of his Incentive Compensation arrangement.

(8)	All Other Compensation for 2007 includes personal use of Company car ($3,927), Director’s Fees paid by Company ($18,082), Committee fees paid by Company ($3,371), country club allowance ($6,990), healthcare premium paid by Company ($5,372), matching contributions to 401(k) plan ($2,638), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($610), Group Term life reportable compensation ($792), Supplemental Life policy paid by company for benefit of Mr. Puckett ($4,199).

(9)	All Other Compensation for 2006 includes personal use of Company car ($3,390), Director’s Fees paid by Company ($22,994), Committee fees paid by Company ($7,012), country club allowance ($8,563), healthcare premium paid by Company ($4,836), matching contributions to 401(k) plan ($1,218), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($610), Group Term life reportable compensation ($792), Supplemental Life policy paid by company for benefit of Mr. Puckett ($3,824).

(10)	All Other Compensation for 2007 includes matching contributions to 401(k) plan ($6,225), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($610), healthcare premium paid by Company ($2,544) and Group Term life reportable compensation ($180).

(11)	All Other Compensation for 2006 includes matching contributions to 401(k) plan ($6,039), Group Life, AD&D, and Long Term Disability Insurance Premiums paid by Company ($610), healthcare premium paid by Company ($1,310) and Group Term life reportable compensation ($176).

(12)	Mr. Oakley earned an Incentive bonus payment of $80,000 upon the closing of the Monticello acquisition pursuant to the terms of his Incentive Compensation arrangement.

(13)	All Other Compensation for 2007 includes Director’s Fees paid by Company ($8,845), healthcare premium paid by Company ($5,372), matching contributions to 401(k) plan ($7,250), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($559) and Group Term life reportable compensation ($276).

(14)	All Other Compensation for 2007 includes healthcare premium paid by Company ($5,372), matching contributions to 401(k) plan ($5,389), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($610) and Group Term life reportable compensation ($180).

(15)	All Other Compensation for 2006 includes healthcare premium paid by Company ($4,836), matching contributions to 401(k) plan ($4,423), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($610) and Group Tem life reportable compensation ($180).

(16)	All Other Compensation for 2007 includes healthcare premium paid by Company (4,623), matching contributions to 401(k) plan ($2,803), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($610) and Group Term life reportable compensation ($180).

(17)	All Other Compensation for 2006 includes healthcare premium paid by Company ($4,836), matching contributions to 401(k) plan ($781), Group Life, AD&D, and Long Term Disability Insurance premiums paid by Company ($610) and Group Tem life reportable compensation ($180).
Grants of Plan-Based Awards for the Fiscal Year Ended 2007
     The following table sets forth information concerning awards to the named executive officers during the last fiscal year under any of our incentive plans. For our non-equity incentive plans, awards are not made based on “target” performance. Awards paid due to achievement of various performance objectives may vary based upon the particular performance measures involved; therefore, we disclose below the maximum amount a named executive officer may receive upon satisfaction of all performance objectives. In 2007, none of our named executive officers received the maximum amount attainable under our non-equity incentive awards. Our Compensation Committee retains the power to make incentive compensation awards outside the framework of the non-equity incentive plans.

										All other
										stock	All other option
										awards:	awards:number	Exercise or
			Estimated future payouts under				Estimated future payouts under equity			number	of securities	base price of
			Non-equity incentive plan awards				incentive plan awards			of shares	under-lying	option
Name	Grant date		Threshold	Target	Maximum		Threshold	Target	Maximum	or units	options	awards
			($)	($)	($)		(#)	(#)	(#)	(#)	(#)	($/Sh)
W. Dan Puckett, PEO	6/15/2007	(1)	—	—	—		—	—	—	—	4,000	16.20
	3/19/2007	(2)	—	—	187,500	(5)	—	—	—	—	0	—
Carol Marsh, PFO	6/15/2007	(1)	—	—	—		—	—	—	—	3,000	16.20
	3/19/2007	(2)	—	—	82,500		—	—	—	—	0	—
W. Flake Oakley, IV	6/15/2007	(1)	—	—	—		—	—	—	—	3,000	16.20
		(4)	—	—		(4)	—	—	—	—	0	—
John Bentley	6/15/2007	(1)	—	—	—		—	—	—	—	3,000	16.20
	3/19/2007	(2)	—	—	90,000		—	—	—	—	0	—
H. Fred Coble	6/15/2007	(1)	—	—	—		—	—	—	—	1,500	16.20
	3/19/2007	(3)	—	—	57,750		—	—	—	—	0	—

(1)	Awarded under our 2005 Stock Incentive Plan

(2)	Incentive compensation plan amounts paid are reflected in the column labeled Non-Equity Incentive Plan Compensation in the Summary Compensation table, above.

(3)	Mr. Coble is a city president, and the performance objectives for city presidents were approved by Mr. Puckett pursuant to authority delegated by the Compensation Committee on or about March 19, 2007.

(4)	Mr. Oakley’s only incentive plan consists of an acquisition incentive which is based on the value of a completed acquisition at closing; accordingly, there are no threshold, target or maximum grants of incentive compensation to disclose.

(5)	In addition to his performance objectives, Mr. Puckett also has an acquisition incentive which is based on the value of a completed acquisition at closing; accordingly, there are no threshold, target or maximum grants of incentive compensation to disclose pursuant to the acquisition incentive plan.

Outstanding Equity Awards at Fiscal Year-End
The following table details all outstanding equity grants as of December 31, 2007.

	Option awards					Stock awards
									Equity
			Equity					Equity	incentive
			incentive					incentive plan	plan awards:
			plan					awards:	market or
			awards:				Market	number of	payout value
	Number of	Number of	number of			Number of	value of	unearned	of unearned
	securities	securities	securities			shares or	shares or	shares, units	shares, units
	underlying	underlying	underlying			units of	units of	or other	or other
	unexercised	unexercised	unexercised	Option	Option	stock that	stock that	rights that	rights that
	options (#)	options (#)	earned	exercise	expiration	have not	have not	have not	have not
Name	exercisable	unexercisable	options (#)	price ($)	date	vested (#)	vested ($)	vested (#)	vested ($)
W. Dan Puckett, PEO	8,000	—	—	11.00	5/16/2008	—	—	—	—
	5,000	—	—	12.00	11/15/2009
	7,000	—	—	13.00	8/21/2010
	10,000	—	—	15.00	2/15/2013
	4,000	—	—	15.00	11/15/2014
	2,000	—	—	21.17	5/15/2016
	4,000	2,667 (1)	1,333	16.20	6/15/2017

Carol Marsh, PFO	3,000	—	—	15.00	6/24/2013	—	—	—	—
	3,500	—	—	15.00	11/15/2014
	2,000	—	—	21.17	5/15/2016
	3,000	2,000 (1)	1,000	16.20	6/15/2017

W. Flake Oakley, IV	3,000	2,000 (1)	1,000	16.20	6/15/2017	—	—	—	—

John Bentley	500	—	—	15.00	6/17/2012	—	—	—	—
	3,000	—	—	15.00	2/15/2013
	3,500	—	—	15.00	11/15/2014
	2,000	—	—	21.17	5/15/2016
	3,000	2,000 (1)	1,000	16.20	6/15/2017

H. Fred Coble	3,000	—	—	15.25	10/1/2015	—	—	—	—
	2,000	—	—	21.17	5/15/2016
	1,500	1,000 (1)	500	16.20	6/15/2017

(1)	The options vested one-third upon grant, and the remainder vests in 1/8 installments on the completion of each calendar quarter beginning September 30, 2008.
Option Exercises and Stock Vested in Fiscal 2007
          None of our named executive officers exercised option awards or received any stock awards which vested during 2007.
Pension Benefits in Fiscal 2007
          With the exception of the Split Dollar Life Insurance benefits and SERP described under Compensation Discussion and Analysis, we do not have any pension benefits for our named executive officers. The amounts reflected below represent the calculated present value of the benefits to Mr. Puckett as of December 31, 2007.

Number of
		years	Present value of
		credited	accumulated	Payments during
Name	Plan Name	service	benefits(1)	last fiscal year
		(#)	($)
W. Dan Puckett, PEO	CapitalSouth Bancorp
	Supplemental Retirement Plan	15	605,004	0

(1)	Projected December 2007 liability account balance.

Nonqualified Deferred Compensation in Fiscal 2007
          With the exception of the Split Dollar Life Insurance benefits and SERPS described above, we do not have nonqualified deferred compensation plans.
PRINCIPAL STOCKHOLDERS
          The following tables set forth information regarding the beneficial ownership of our common stock as of April 7, 2008 by (1) each person who beneficially owned more than 5% of the presently outstanding shares of our common stock, (2) each of our current directors, (3) each of our named executive officers and (4) all of our present executive officers and directors as a group.
Principal Holders

	Number of	Percent
	Shares	of Class
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
James C. Bowen	209,700	5.05%
1500 Campbell Avenue Jacksonville, Florida 32207
Directors and Executive Officers
          Unless otherwise indicated, the address for each person included in the below table is 2340 Woodcrest Place, Birmingham, Alabama 35209. Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from April 7, 2008. Unless otherwise indicated under “Amount and Nature of Beneficial Ownership,” each person is the owner of record and has sole voting and investment power with respect to his or her shares.

	Number of		Percent
	Shares		of Class
Name of Entity, Individual	Beneficially		Beneficially
or Persons in Group	Owned		Owned (1)
Directors
W. Dan Puckett	165,295	(2)	3.98%
David W. Wood, II	189,373	(3)	4.56%
H. Bradford Dunn	131,258		3.16%
Charles K. McPherson, Sr.	102,515	(4)	2.47%
Stanley L. Graves	88,468	(5)	2.13%
W. Flake Oakley, IV	4,650	(6)	*
James C. Bowen	209,700		5.05%

Executive Officers, who are not also a Director:
John E. Bentley	12,500	(7)	*
Carol W. Marsh	10,600	(8)	*
Fred Coble	6,500	(9)	*
All Current Directors and Executive Officers, as a Group (14 persons):	953,647		22.96%

*	Less than 1% of outstanding shares.

(1)	The percentage of our common stock beneficially owned was calculated based on 4,153,698 shares of common stock issued and outstanding as of April 7, 2008. The percentage assumes the exercise by the stockholder or group named in each row of all options for the purchase of our common stock held by such stockholder or group and exercisable within 60 days of April 7, 2008.

(2)	Includes 37,333 shares that Mr. Puckett has the right to acquire by exercising options that are exercisable within 60 days after April 7, 2008.

(3)	Includes 20,946 shares owned by Mr. Wood’s spouse.

(4)	Includes 9,113 shares owned by an IRA for the benefit of Mr. McPherson, 55,293 shares held for the benefit of McPherson Oil Company 401(k) plan and 35,186 shares owned by a trust for the benefit of McPherson Oil Company 401(k) profit sharing plan.

(5)	Includes 5,711 shares owned by Mr. Graves’ spouse, 3,193 shares owned by a corporation controlled by Mr. Graves, 40,173 shares owned by a trust for the benefit of Mr. Graves’ IRA and 9,181 shares owned by a trust for the benefit of Mr. Graves’ spouse’s IRA.

(6)	Includes 1,000 shares that Mr. Oakley has the right to acquire by exercising options that are exercisable within 60 days after April 7, 2008.

(7)	Includes 10,000 shares that Mr. Bentley has the right to acquire by exercising options that are exercisable within 60 days after April 7, 2008.

(8)	Includes 9,500 shares that Ms. Marsh has the right to acquire by exercising options that are exercisable within 60 days after April 7, 2008.

(9)	Includes 5,500 shares that Mr. Coble has the right to acquire by exercising options that are exercisable within 60 days after April 7, 2008.
PROPOSAL NO. 2: APPROVAL AND RATIFICATION OF INDEPENDENT AUDITORS
          In accordance with the recommendation of the Audit Committee, CapitalSouth’s board of directors has appointed KPMG LLP to serve as the principal independent auditor of CapitalSouth for the year 2008, and that appointment is being submitted to the stockholders for ratification by majority vote.
          KPMG LLP served as CapitalSouth’s principal independent auditor for the year ended December 31, 2007, and a representative of the firm is expected to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

Audit Fees
          Set forth below is information relating to the aggregate KPMG LLP fees for professional services rendered for the fiscal years ended December 31, 2007 and 2006, respectively.

	2007		2006
Audit Fees	187,000		$126,000
Audit-Related Fees	—		—
Tax Fees (1)	23,390		$21,200
All Other Fees	21,600	(2)	$12,500	(3)

(1)	Includes preparation of federal and state corporate tax returns and determination of quarterly estimated tax payments.

(2)	Includes professional services related to CapitalSouth’s registration statement on Form S-4 related to the registration of 1,047,605 shares issued in connection with the Monticello acquisition.

(3)	Includes professional services related to (i) CapitalSouth’s registration statement on Form S-8 relating to the registration of an aggregate of 150,000 shares issuable under CapitalSouth’s Third Revised and Restated Directors’ Compensation Plan; and (ii) CapitalSouth’s registration statement on Form S-8 relating to the registration of an aggregate of 304,400 shares issuable under CapitalSouth’s 1994 Stock Incentive Plan, 2004 Incentive Stock Option Plan and 2005 Stock Incentive Plan.
Approval of Independent Auditor Services and Fees
          All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, consistent with the requirements of the federal securities laws, all auditing services and non-audit services provided to CapitalSouth by its independent auditors, other than such non-audit services as are prohibited by law to be performed by the independent auditors and other than as provided in the de minimis exception set forth in applicable provisions of the federal securities laws. The committee may delegate to one or more designated members of the committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full committee at each of its scheduled meetings. The committee has delegated to each of its members the authority to grant the required pre-approvals.
          THE BOARD OF DIRECTORS OF CAPITALSOUTH RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR THIS PROPOSAL.
AUDIT COMMITTEE REPORT
          Our Audit Committee reviews CapitalSouth’s financial reporting process on behalf of the board of directors. Our management has primary responsibility for the financial statements and the reporting process. In compliance with the requirements of The Nasdaq Global Market, our Audit Committee has a formal written charter approved by the board of directors, a copy of which is may be found on our website, www.capitalsouthbank.com, under the tab “Investor Relations.” In connection with the performance of its responsibilities under the charter, our Audit Committee has:
•	Reviewed and discussed with management the audited financial statements of CapitalSouth;

•	Discussed with the independent registered public accounting firm the auditor’s independence from CapitalSouth and its management, including the matters required to be discussed by Statement on Auditing Standards No. 114 (the Auditor’s Communication with Those Charged with Governance) (Statement on Auditing Standards No. 114 supersedes Statement on Auditing Standards No. 61);

•	Received from the independent registered public accounting firm the written disclosures and letter regarding KPMG’s independence required by the Independence Standards Board Standard No. 1 (independence discussions with audit committees) and discussed with KPMG their independence;

•	Considered whether the independent registered public accounting firm’s provision of audit services of CapitalSouth is compatible with KPMG’s independence; and

•	Recommended, based on the review and discussion noted above, to the board of directors that the audited financial statements be included in CapitalSouth’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
The Audit Committee:
Mr. Dunn (Chairman)
Mr. Graves
Mr. McPherson, Sr.
Mr. Wood, II
          The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other CapitalSouth filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CapitalSouth specifically incorporates the Audit Committee Report by reference therein.
PROPOSAL NO. 3: AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 7,500,000 TO 16,500,000
Summary
          The Board of Directors of CapitalSouth has recently approved and adopted a proposal to amend the Restated Certificate of Incorporation of CapitalSouth, subject to approval by the stockholders of CapitalSouth, to increase the number of authorized shares of common stock of CapitalSouth from 7,500,000 (as presently authorized) to 16,500,000. The first paragraph of Article 4 of the Restated Certificate of Incorporation, as it is proposed to be amended, is as follows:
“4. The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 17,000,000, of which five hundred thousand (500,000) shares, par value of $.01 per share, are to be preferred stock (hereinafter called “Preferred Stock”) and sixteen million five hundred thousand (16,500,000) shares, par value of $1.00 per share, are to be common stock (hereinafter called “Common Stock”).”
          As of April 7, 2008, 4,153,698 shares of common stock were issued and outstanding. Additionally, CapitalSouth has 84,830 shares of common stock held as treasury shares, and approximately 345,266 shares were reserved for future issuance under CapitalSouth’s stock plans, of which approximately 153,400 shares are covered by outstanding stock options. As a result, the number of shares of common stock available for issuance, after taking into account shares reserved for issuance under CapitalSouth’s stock plans and treasury shares, is 2,916,206.
          The Board of Directors is proposing to amend the Restated Certificate of Incorporation of CapitalSouth to increase by 9,000,000 the number of shares of common stock CapitalSouth is authorized to issue, from 7,500,000 shares to 16,500,000 shares. If this amendment is approved by our stockholders, CapitalSouth will have a total of 17,000,000 authorized shares of stock, of which 16,500,000 shares will be common stock and 500,000 shares will be preferred stock.
Reason for the Increase in Authorized Shares of Common Stock
          The Board of Directors believes that an increase in the number of authorized shares of common stock will be beneficial to CapitalSouth. In light of the number of shares of common stock currently outstanding plus the number of shares issuable pursuant to existing and future grants of stock options, the increase is necessary to provide CapitalSouth with the flexibility to issue shares of common stock in connection with possible future equity financings, opportunities for expanding our business through investments, acquisitions or strategic business alliances and for other general corporate purposes. General corporate purposes, in the near term, include but are not limited to the issuance of additional equity securities to restore our Total Risk Based Capital ratio to a well capitalized level and to increase our subsidiary bank’s Tier 1 Leverage Capital ratio to at least eight percent (8%) under federal banking regulations.
Rights of Stockholders Relating to Future Issuances
          Each additional share of CapitalSouth’s common stock authorized by the amendment will have the same rights and privileges as each share of common stock currently authorized or outstanding. The holders of common stock have no preemptive rights. Authorized but unissued shares of CapitalSouth’s common stock, including the shares of common stock covered by this proposal, may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further approval by the stockholders of CapitalSouth up to a threshold of twenty percent (20%) of the common stock issued and outstanding at the time of any such issuance, except as may be required by applicable law, any applicable rules or regulations of any securities commission or stock exchange, or as the Board of Directors deems advisable. The rules and regulations of The Nasdaq Global Market require that CapitalSouth obtain the approval of stockholders prior to issuing securities in certain instances, including issuances of equity securities in excess of twenty percent (20%) of the outstanding equity securities of the Company, issuance of equity securities as compensation and other related transactions.
Possible Adverse Effects
          The approval of the proposed amendment will result in a greater number of shares of common stock being available for issuance. Because no preemptive rights apply, stockholders may experience a reduction in their interests with respect to earnings per share, voting, liquidation value, book value and market value per share if the additional authorized shares are issued, other than through a proportional issuance, such as a stock split or stock dividend. The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of CapitalSouth by providing CapitalSouth the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of CapitalSouth. Thus, the proposed amendment may have the effect of discouraging unsolicited takeover attempts. The Board is not aware of any attempt to take control of CapitalSouth, and would act in the best interest of shareholders if any attempt was made. The proposed amendment has been prompted by business and financial considerations.
          If stockholders approve the proposal to amend the Restated Certificate of Incorporation, the amendment will become effective upon the filing of a Certificate of Amendment of our Restated Certificate of Incorporation with the Secretary of State of Delaware, which is expected to be filed as soon as reasonably practicable after the annual meeting The Board of Directors, however, reserves the right, notwithstanding stockholder approval of the amendment, and without further action by the stockholders, to determine not to proceed with the amendment of our Certificate of Incorporation at any time prior to the filing of the Certificate of Amendment.
Vote Required
          Approval of the amendment to the Restated Certificate of Incorporation described above will require the affirmative vote of the holders of a majority of the outstanding shares of common stock of CapitalSouth entitled to vote at the Annual Meeting.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          CapitalSouth’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to CapitalSouth.
          Based solely on a review of copies of such reports furnished to CapitalSouth through the date hereof, or written representations of such officers, directors or stockholders that no reports were required, CapitalSouth believes that during 2007 all filing requirements applicable to its officers, directors and stockholders were complied with in a timely manner, with the exception of the Form 4s of Messrs. Dunn, Graves, McPherson, Oakley, Puckett and Wood filed September 20, 2007 and the Form 4 of Mr. Graves filed December 14, 2007.
STOCKHOLDER PROPOSALS
          Stockholder proposals submitted for consideration at the next Annual Meeting of Stockholders must be received by CapitalSouth no later than December    , 2008 to be included in the 2008 proxy materials. A stockholder must notify CapitalSouth before March    , 2009 of a proposal for the 2009 Annual Meeting which the stockholder intends to present other than by inclusion in CapitalSouth’s proxy material. If CapitalSouth does not receive such notice prior to March    , 2009 proxies solicited by the management of CapitalSouth will confer discretionary authority upon the management of CapitalSouth to vote upon any such matter.
HOUSEHOLDING
          CapitalSouth has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K, unless one or more of these stockholders notifies CapitalSouth that they wish to continue receiving individual copies. This procedure reduces printing costs and postage fees.
          Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.
          Stockholders who are eligible for householding, but who currently receive multiple copies of the Notice of Meeting, Proxy Statement and Annual Report on Form 10-K, or stockholders who hold stock in more than one account, may contact CapitalSouth’s transfer agent, Registrar and Transfer Company (in writing:10 Commerce Drive, Cranford, NJ 07016-3572; by telephone: 800-866-1340) and request only a single copy of these documents be delivered to the stockholder’s household.
          A stockholder who currently participates in householding and wishes to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K, or who does not wish to participate in householding and prefers to receive separate copies of these documents in the future, please contact Registrar and Transfer Company as indicated above.

GENERAL INFORMATION
          As of the date of this proxy statement, the board of directors does not know of any other business to be presented for consideration or action at the Annual Meeting, other than that stated in the notice of the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

By Order of the Board of directors
CapitalSouth Bancorp

Birmingham, Alabama	W. Dan Puckett
April , 2008	Chairman

CAPITALSOUTH BANCORP PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints Felix M. Drennen, III and Fred G. Nunnelley, III, or either of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of CapitalSouth Bancorp which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of CapitalSouth Bancorp, to be held on Thursday, June 5, 2008, beginning at 5:00 P.M., C.D.T., at the principal executive office of CapitalSouth, 2340 Woodcrest Place, Birmingham, Alabama and at any adjournment or postponement thereof, in the following manner:
1.	ELECTION OF DIRECTORS

☐	FOR the nominees listed below (except as otherwise instructed below)	☐	AUTHORITY WITHHELD to vote for the nominees listed below
James C. Bowen
H. Bradford Dunn
Stanley L. Graves
To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.

2.	PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
☐ FOR                         ☐ AGAINST                         ☐ ABSTAIN
3.	PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 7,500,000 TO 16,500,000.
☐ FOR                         ☐ AGAINST                         ☐ ABSTAIN
4.	OTHER MATTERS

☐	In their discretion, upon such other matters as may properly come before the meeting	☐	AUTHORITY WITHHELD to vote upon such matters
(Sign on the Other Side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Dated: ______________________________, 2008

Signature

Signature
     Please sign this proxy exactly as your name appears hereon. When signing as executor, administrator, trustee, corporate officer, etc., please give full title. In case of joint owners, each joint owner should sign.
Please Date, Sign and Return TODAY in the Enclosed Envelope.
No Postage Required if Mailed in the United States.